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                                                                     Exhibit 5.1

                  [LETTERHEAD OF OPPENHEIMER WOLFF & DONNELLY LLP]



June 25, 1999

Troy Group, Inc.
2331 South Pullman Street
Santa Ana, CA  92705

Re:  Registration Statement on Form S-1
     File No. 333-51523

Ladies and Gentlemen:

We are acting as counsel to Troy Group, Inc., a Delaware corporation (the "Company"), in connection with the registration by the Company of 2,875,000 shares (including 375,000 shares subject to the Underwriters' over-allotment option) of the Company's Common Stock, $.01 par value (the "Shares"), pursuant to the Company's Registration Statement on Form S-1, originally filed on May 1, 1998 and as amended (the "Registration Statement").

In acting as counsel for the Company and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates or statements of officers of the Company, certificates of public officials and other documents we have deemed necessary or appropriate as a basis for the opinions expressed herein. As to the various questions of fact material to such opinions, we have, when relevant facts were not independently established, relied upon certificates of officers of the Company. In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based on the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that:

1.   The Company has the corporate authority to


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     issue the Shares in the manner and under the terms set forth in the
     Registration Statement.

2. The Shares have been duly authorized and, when issued, delivered to and paid for by the Underwriters referred to in the Registration Statement, will be validly issued, fully paid and nonassessable.

We express no opinion with respect to laws other than those of the State of Minnesota, the General Corporation Law of Delaware and the federal laws of the United States of America, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, to its use as part of the Registration Statement, and to the use of our name under the caption "LEGAL MATTERS" in the Prospectus forming a part of the Registration Statement. Subject to the foregoing, this opinion may be relied on only in connection with the transactions contemplated by the Registration Statement and it may not otherwise be used or relied on by you or any other person.

Very truly yours,

OPPENHEIMER WOLFF & DONNELLY LLP

/s/ Oppenheimer Wolff & Donnelly LLP